EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports unaudited results for Third Quarter (3Q) 2003 that meet the provisions of Generally Accepted Accounting Principles.

3Q earnings per share (eps) increased 6% to $.38, compared to 3Q 2002 eps of $.36, concluding UTMD's twenty-third consecutive quarter of higher eps when compared to the same quarter in the prior year. Eps for the first nine months
(9YTD) of 2003 were $1.13 compared to 9YTD 2002 eps of $1.01, a 12% increase in year-to-date eps. Eps for the most recent four calendar quarters (LTM) were $1.48.

In the 3Q 2003, UTMD achieved the following profit margins for a calendar quarter:
   Gross Profit Margin (gross profits/ sales):           58.9%
   Operating Profit Margin (operating profits/ sales): 39.9%  (record)
   Net Profit Margin (profit after taxes/ sales):        27.5%  (record)

Except for eps, the other measures of income statement performance were down slightly compared to 3Q 2002, which was UTMD's strongest quarter in 2002. Sales, gross profits, operating profits and net income were down 3%, 2%, 3% and 1% respectively. 9YTD 2003 sales were about the same as 9YTD 2002, while 9YTD gross profits, operating profits and net income were up 2%, 3% and 2%, respectively.

According to CEO Kevin Cornwell, "UTMD's third quarter sales activity was less than expected, particularly international sales, which were down 11% compared to the third quarter of 2002. This is a break in our upward momentum of first half 2003 during which time international sales grew 12%. Although the company continues to control costs and demonstrate very solid operating performance, the weaker than expected third quarter sales makes it more likely than not that we will end the year a little short of our $1.55 eps target. UTMD remains optimistic about its longer term sales growth prospects."

UTMD's earnings before interest, income tax expenses and non-cash depreciation/amortization expenses (EBITDA), were $3,048,000 and $9,187,000 in 3Q and 9YTD 2003, compared to $3,167,000 and $9,172,000 in 3Q and 9YTD 2002, respectively. LTM EBITDA were $12,220,000. LTM EBITDA were 45% of sales.

Because positive cash flow exceeded expectations, UTMD did eliminate its bank debt in the 3Q 2003. Investors may find a comparison of the 9-30-03 balance sheet with the balance sheet one year ago on 9-30-02, just prior to the tender offer repurchase of 503,000 shares for $8.6 million, instructive. Financial ratios as of September 30, 2003 which may be of interest to investors include UTMD's
   1) Current Ratio = 4.7
   2) Days in Receivables (based on 3Q sales activity) = 42
   3) Average Inventory Turns (based on 3Q CGS) = 3.0
   4) Year-to-Date ROE = 39%

These ratios meet or exceed management targets except for inventory turns.

Investors are cautioned that this press release contains forward looking statements and that actual results may differ from those projected. Risk factors that could cause results to differ materially from those projected include GPOs limiting market access to potential customers, clinical acceptance of new and/or competitive products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 10-Q for the third quarter will be filed with the SEC by November 14, and will be available for direct access on the Internet for shareholders by linking through UTMD's website www.utahmed.com.

Utah Medical Products, Inc., with particular interest in healthcare for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care- providers.

                           Utah Medical Products, Inc.

INCOME STATEMENTS (unaudited)
(in thousands except earnings per share)

Third Quarter ended September 30
                                    Percent Change      3Q 2003        3Q 2002
                                    --------------      -------        -------
Net Sales                                 (3%)           $6,761        $7,005
Gross Profit                              (2%)            3,979         4,079
Operating Income                          (3%)            2,696         2,775
Income Before Tax                         (3%)            2,803         2,888
Net Income                                (1%)            1,861         1,883
Diluted Earnings Per Share                +6%              .378          .358
Shares Outstanding (diluted)                              4,920         5,261


Nine Months ended September 30
                                    Percent Change    9YTD 2003      9YTD 2002
                                    --------------    ---------      ---------

Net Sales                                   -           $20,478       $20,510
Gross Profit                              +2%            11,990        11,812
Operating Income                          +3%             8,120         7,898
Income Before Tax                         +2%             8,393         8,250
Net Income                                +2%             5,486         5,380
Diluted Earnings Per Share               +12%             1.127         1.009
Shares Outstanding (diluted)                              4,870         5,331



BALANCE SHEETS
(in thousands)
                                                (unaudited)       (unaudited)           (audited)       (unaudited)
                                              SEP 30, 2003       JUN 30, 2003        DEC 31, 2002      SEP 30, 2002
                                              ------------       ------------        ------------      ------------
Assets
         Accounts Receivable, net                 $  3,705          $   3,387           $   3,093         $   3,390
         Inventories                                 3,657              3,862               3,478             3,098
         Other Current Assets/ Cash                  1,738              1,145               1,186             2,437
                                                     -----              -----               -----             -----
    Total Current Assets                             9,100              8,394               7,757             8,925
  Property and Equipment - net                       8,781              8,927               8,890             8,755
  Intangible Assets - net                            6,750              6,701               6,740             6,759
                                                     -----              -----               -----             -----
Total Assets                                      $ 24,631           $ 24,022            $ 23,387          $ 24,439

Liabilities and Stockholders' Equity
  Total Current Liabilities                      $   1,934          $   1,850           $   2,319         $   2,068
  Note Payable                                         -                1,867               4,956               -
  Deferred Income Taxes                                383                383                 390               201
  Stockholders' Equity                              22,314             19,922              15,722            22,170
                                                    ------             ------              ------            ------
Total Liabilities and Stockholders' Equity        $ 24,631           $ 24,022            $ 23,387          $ 24,439
